Exhibit 99.1

Duke Energy Carolinas, LLC

Updates Regarding the 2025 Rate Case Filings in North Carolina

(Docket E-7 Sub 1329)

Background:

•	On November 20, 2025, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) seeking approval for increases in retail revenues. The filing included requests for Performance Based Regulation (PBR) mechanisms, featuring a 2-year Multi-Year Rate Plan (MYRP) as well as residential decoupling, performance incentive mechanisms (PIMs), and an earnings sharing mechanism (ESM).

◦	The initial filing requested an approximately 15.0% overall increase in retail revenues over the two-year period, or approximately $1,002 million.
◦	The rate case filing requested an overall rate of return of 7.92% based upon an ROE of 10.95% with a 53% equity component in the capital structure[1] as compared to the ROE approved in the last rate case of 10.1% with a 53% equity component in the capital structure.
◦	The historic base case in the initial filing is based on North Carolina retail rate base of approximately $26.5 billion as of December 31, 2024, adjusted for known and measurable changes projected through March 31, 2026.
◦	The MYRP includes impacts of approximately $4.4 billion (NC retail allocation) of capital projects that are projected to go in service over the 2-year MYRP period.

•	On June 19, 2026, the Company filed an updated revenue requirement request as part of the Company’s rebuttal testimony which reduced the requested increase to approximately $622 million over the two-year period, which is an approximate 9.3% overall increase in retail revenues. As part of the revised revenue requirement request, the Company has requested a 10.48% ROE with a 53% equity component in capital structure, and has made certain other adjustments to reduce the requested increase including withdrawing the proposed depreciation study, accelerating the amortization period for the Helene storm securitization reconciliation, and removing Winter Storm Fern from the case to pursue future securitization.

•	On July 2, 2026, DEC and the Public Staff - North Carolina Utilities Commission (“Public Staff”) filed an Agreement and Stipulation of Partial Settlement (the “Stipulation”) with the NCUC resolving certain issues in the case.

Major Components of the Stipulation

•	The Stipulation resolves a variety of accounting and plant items and adjustments in the case, including: payroll and benefits, bad debt expense, coal ash compliance costs amortization period, continuation of the transmission cost allocation adjustment, and a compromised resolution on specific distribution, solar, microgrid, and other plant adjustments and smaller adjustments proposed in the case. For the proposed MYRP2 capital program, the Stipulation resolves discrete project-level items — including limiting the Distribution Substation and Line program reduction to the equipment retrofit program and preserving the Company's ongoing O&M estimate — while leaving the broader MYRP2 capital disputes for litigation.

1 Overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

•	While the Stipulation does not resolve the MYRP2 proposal or the broader MYRP2 capital disputes, it does resolve certain discrete project-level adjustments to the proposed MYRP capital projects, if the MYRP is approved by the NCUC, for hearing efficiency.

Key issues on which the parties have not reached a compromise include the following – these issues will be litigated at hearing:

•	Performance Based Ratemaking application including the proposed MYRP2, PIMs, and Decoupling and ESM
•	ROE and capital structure
•	Storm related matters such as the Hurricane Helene securitization reconciliation, Winter Storm Fern recovery, and the storm reserve request
•	Customer growth, related large load plant allocation, and large load interconnection facilities/CIAC
•	Large load tariff
•	Depreciation Study
•	Incentive compensation, rate case expenses, and other contested O&M items

Additional Information:

•	The Stipulation is subject to the review and approval of the NCUC.
•	An evidentiary hearing to review the Stipulation and remaining issues in the case is scheduled to commence July 7, 2026.
•	Subject to NCUC approval, DEC has requested total Year 1 rates to be in effect no later than January 1, 2027.
•	The Stipulation will result in a one-time pre-tax accounting charge of approximately $10 million, to be recognized in 2nd quarter of 2026.

Reconciliation of Company Request to Reflect Stipulation

($ in millions)	Historic Base Case	Year 1 - MYRP	Year 1 Total	Year 2 – MYRP	Combined Total
Original requested revenue requirement increase	595	132	727	275	1,002
Post-filing, pre-Stipulation adjustments	(334)	(17)	(351)	(29)	(380)
Revised Company requested revenue requirement increase	262	115	376	246	622
Adjustments agreed to in partial stipulation	(61)	(1)	(62)	(4)	(66)
Company requested revenue requirement increase considering agreed upon items	201	114	315	241	556
Net annualized customer rate increase	3.0%	1.7%	4.7%	3.6%	8.3%

Note: Totals may not add due to rounding

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s Form 10-K for the year ended December 31, 2025, and subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.